EXHIBIT 1.01

TERMS AGREEMENT

January 10, 2007

Citigroup Inc.
399 Park Avenue
New York, New York 10043

Attention:  Assistant Treasurer

Ladies and Gentlemen:

We understand that Citigroup Inc., a Delaware corporation (the “Company”), proposes to issue and sell US$500,000,000 aggregate principal amount of its subordinated debt securities (the “Securities”). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, Citigroup Global Markets Inc., Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., Lehman Brothers Inc., Banc of America Securities LLC, Barclays Capital Inc., CastleOak Securities, L.P., Guzman & Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, as underwriters (the “Underwriters”), offer to purchase, severally and not jointly, the principal amount of the Securities set forth opposite our respective names on the list attached as Annex A hereto at 103.967% of the principal amount thereof, plus accrued interest, if any, from and including August 25, 2006 but excluding January 16, 2007. The Securities form a part of the same series as the Company’s outstanding 6.125% Subordinated Notes due 2036, issued on August 25, 2006. The Closing Date shall be January 16, 2007, at 8:30 A.M. The closing shall take place at the Corporate Law offices of the Company located at 425 Park Avenue, New York, New York 10043.

The Securities shall have the following terms:

Title:	6.125% Subordinated Notes Due 2036
Maturity:	August 25, 2036
Interest Rate:	6.125% per annum
Interest Payment Dates:	Semi-annually on the 25th day of each February and August commencing February 26, 2007
Initial Price to Public:	104.842% of the principal amount thereof, plus accrued interest from August 25, 2006
Redemption Provisions:	The Securities are not redeemable by the Company prior to Maturity, except upon the occurrence of certain events involving United States taxation, as set forth in the Prospectus dated March 2, 2006
Record Date:	The February 15 or August 15 preceding each Interest Payment Date

Additional Terms:

The Securities shall be issuable as Registered Securities only. The Securities will be initially represented by one or more global Securities registered in the name of The Depository Trust Company (“DTC”) or its nominees, as described in the Prospectus relating to the Securities. Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream International and their respective participants. Owners of beneficial interests in the Securities will be entitled to physical delivery of Securities in certificated form only under the limited circumstances described in the Prospectus. Principal and interest on the Securities shall be payable in United States dollars. The relevant provisions of Article Eleven of the Indenture relating to defeasance shall apply to the Securities.

All the provisions contained in the document entitled “Citigroup Inc.— Debt Securities — Underwriting Agreement — Basic Provisions” and dated March 2, 2006 (the “Basic Provisions”), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

The Company agrees to use its best efforts to have the Securities approved for listing on the Luxembourg Stock Exchange and to maintain such listing so long as any of the Securities are outstanding, provided, however that:

(a) if it is impracticable or unduly burdensome, in the good faith determination of the Company, to maintain such listing due to changes in listing requirements occurring after the date of the Prospectus Supplement, or

(b) if the Transparency Directive (as defined in the Prospectus Supplement) is implemented in Luxembourg in a manner that would require the Company to publish financial information according to accounting principles or standards that are materially different from United States generally accepted accounting principles, the Company may de-list the Securities from the Luxembourg Stock Exchange and shall use its reasonable best efforts to obtain an alternative admission to listing, trading and/or quotation of the Securities by another listing authority, exchange or system within or outside the European Union as it may decide. If such an alternative admission is not available or is, in the Company’s opinion, unduly burdensome, such an alternative admission will not be obtained, and the Company shall have no further obligation in respect of any listing, trading or quotation for the Securities.

The Underwriters hereby agree in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

Each Underwriter further agrees and hereby represents that:

(a) it has only communicated or caused to be communicated and it will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company;

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom;

(c) it will not offer or sell any Securities directly or indirectly in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan;

(d) it is aware of the fact that no securities prospectus (Wertpapierprospekt) under the German Securities Prospectus Act (Wertpapierprospektgesetz, the “Prospectus Act”) has been or will be published in respect of the Securities in the Federal Republic of Germany and that it will comply with the Prospectus Act and all other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering and sale of the Securities;

(e) no Securities have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to qualified investors (investisseurs qualifiés) and/or to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account as defined in article L. 411-2 of the French Code Monétaire et Financier and applicable regulations thereunder; and that the direct or indirect resale to the public in France of any Securities acquired by any qualified investors (investisseurs qualifiés) and/or any investors belonging to a limited circle of investors (cercle restreint d’investisseurs) may be made only as provided by articles L. 412-1 and L. 621-8 of the French Code Monétaire et Financier and applicable regulations thereunder; and that none of the Prospectus Supplement, the Prospectus or any other offering materials relating to the Securities has been released, issued or distributed to the public in France except to qualified investors (investisseurs qualifiés) and/or to a limited circle of investors (cercle restreint d’investisseurs) mentioned above; and

(f) it and each of its affiliates has not offered or sold, and it will not offer or sell, the Securities by means of any document to persons in Hong Kong other than persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or otherwise in circumstances which do not constitute an offer to the public within the meaning of the Hong Kong Companies Ordinance (Chapter 32 of the Laws of Hong Kong), and unless permitted to do so under the securities laws of Hong Kong, no person has issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purpose of issue, any advertisement, document or invitation relating to the Securities other than with respect to the Securities to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent.

In addition to the legal opinions required by Sections 6(b) and 6(c) of the Basic Provisions, the Underwriters shall have received an opinion of Skadden, Arps, Slate, Meagher &

Flom LLP, special U.S. tax counsel to the Company, dated the Closing Date, to the effect that although the discussion set forth in the Prospectus under the headings “United States Federal Income Tax Considerations - Introduction” and “- Non-United States Holders” does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Securities to non-United States holders of the Securities, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Securities to non-United States holders of the Securities.

Michael S. Zuckert, Esq., General Counsel, Finance and Capital Markets of the Company, is counsel to the Company. Skadden, Arps, Slate, Meagher & Flom LLP is special U.S. tax counsel to the Company. Cleary Gottlieb Steen & Hamilton LLP is counsel to the Underwriters.

Please accept this offer no later than 9:00 p.m. (Eastern Time) on January 10, 2007 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

“We hereby accept your offer, set forth in the Terms Agreement, dated January 10, 2007, to purchase the Securities on the terms set forth therein.”

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.,
on behalf of the Underwriters named herein

By:  /s/ Jack D. McSpadden, Jr.

Name: Jack D. McSpadden, Jr.
Title: Managing Director

ACCEPTED:

CITIGROUP INC.

By:  /s/ Charles E. Wainhouse

Name: Charles E. Wainhouse
Title: Assistant Treasurer

ANNEX A

Name of Underwriter	Principal Amount of Securities
Citigroup Global Markets Inc.	$425,000,000
Bear, Stearns & Co. Inc.	11,250,000
Deutsche Bank Securities Inc.	11,250,000
Goldman, Sachs & Co.	11,250,000
Lehman Brothers Inc.	11,250,000
Banc of America Securities LLC	5,000,000
Barclays Capital Inc.	5,000,000
CastleOak Securities, L.P.	5,000,000
Guzman & Company	5,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	5,000,000
UBS Securities LLC	5,000,000
Total	$500,000,000